PROSPECTUS	Pricing Supplement No. 4177
Dated June 17, 2004	Dated May 12, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated June 18, 2004	No. 333-114095

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Trade Date:	May 12, 2005
Settlement Date (Original Issue Date):	May 19, 2005
Maturity Date:	May 19, 2008
Principal Amount (in Specified Currency)	U.S.$1,000,000,000
Price to Public (Issue Price):	100.00%
Agent's Discount or Commission:	0.150%
Net Proceeds to Issuer (in Specified Currency):	U.S.$ 998,500,000
Interest Rate: Interest Calculation: ■ Regular Floating Rate  Inverse Floating Rate  Other Floating Rate
Interest Rate Basis:	LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus)	Plus 0.05%
Index Maturity:	Three Months
Spread Multiplier:	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each February 19, May 19, August 19 and November 19, commencing August 19, 2005.
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date based on three month USD LIBOR plus 0.05%.
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date.
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Rule 424(b)(3)-Registration Statement
No.333-114095

Clearance and Settlement:

___	DTC Only.

X

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement).

___	DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___	Euroclear and Clearstream, Luxembourg only.

CUSIP No.: 36962GQ56

ISIN: US36962GQ564

Common Code: 022014099

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
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Pricing Supplement No. 4177
Dated May 12, 2005
Rule 424(b)(3)-Registration Statement
No. 333-114095

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

Additional Information:

General.

At March 31, 2005, the Company had outstanding indebtedness totaling $350.741 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2005, excluding subordinated notes payable after one year was equal to $349.921 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Three Months Ended March 31, 2005
2000	2001	2002	2003	2004
1.52	1.73	1.66	1.86	1.89	1.74

(Floating Rate)
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Pricing Supplement No. 4177
Dated May 12, 2005
Rule 424(b)(3)-Registration Statement
No. 333-114095

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.150% of the principal amount of the Notes.

Institution	Commitment
Lead Managers:
Citigroup Global Markets Inc.	$316,000,000
Credit Suisse First Boston LLC	315,500,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	315,500,000

Co-Managers:
Blaylock & Partners, L.P.	20,000,000
Loop Capital Markets, LLC	20,000,000
The Williams Capital Group, L.P.	13,000,000

Total	$1,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.